Exhibit 99.1

Chemed Corporation Announces Intention to Redeem All
Floating Rate Senior Secured Notes Due 2010

CINCINNATI--(BUSINESS WIRE)--January 19, 2005--Chemed Corporation ("Chemed") (NYSE:CHE) today issued a notice of redemption, subject to the satisfaction or waiver of the condition referred to below, to redeem on February 18, 2005, the entire $110 million aggregate principal amount of its Floating Rate Senior Secured Notes due 2010 (the "Notes") pursuant to the terms of its indenture dated February 24, 2004.

Chemed's obligation to redeem any of the Notes is conditioned on Chemed's amending and restating its existing bank credit facility, on or prior to February 18, 2005, to provide for (i) an increase in the aggregate amount of term loans from $35 million to $85 million and (ii) an increase of its revolving credit facility from $100 million to at least $140 million. Accordingly, redemption will not occur, and none of the Notes will be deemed due and payable, on February 18, 2005, unless this condition is satisfied or waived by Chemed.

CONTACT: Chemed Corporation
David P. Williams, 513-762-6901